Profit Corporation
                             Articles of Correction

1. Corporation Name: Hinto Energy, Inc.

2  Document to be corrected:  Articles of Amendment

3. Filed with the Wyoming Secretary of state on: 8/17/2011

4. Incorrect statement: Article I - The name of the corporation is amended to add: The corporation shall have authority to issue in addition to common stock, up to 25,000,000 shares of Preferred Stock in such Series or Classes with Designations of Rights, Privileges and Preferences as the Board of Directors may herafter determine.

5. Reason it is incorrect or manner in which the execution was defective:
Typographical error in text.

6. Correct statement: Article I is amended to change the name to Hinto Energy, Inc.

Article IV is amended to add: The corporation shall have authority to issue in addition to common stock, up to 25,000,000 shares of Preferred Stock in such Series or Classes with Designations of Rights, Privileges and Preferences as the Board of Directors may herafter determine.

Date: 08/17/2011                        Signature:  /s/George E. Harris
                                                    -------------------
                                                       George E. Harris, CFO